Filed Pursuant to Rule 424(b)(3)

Registration No. 333-152699

PROSPECTUS

INTERVAL LEISURE GROUP, INC.

12,089,704 Shares of Common Stock, Par Value $0.01 Per Share

This prospectus covers shares of common stock issued by Interval Leisure Group, Inc., or ILG, upon the exercise or vesting of awards that have been or will be granted pursuant to ILG’s 2008 Stock and Annual Incentive Plan, as amended, and ILG’s Deferred Compensation Plan for Non-Employee Directors.  Many of the awards outstanding as of the date hereof were adjusted from awards originally issued by IAC/InterActiveCorp, or IAC, in connection with the spin-off from IAC of ILG, HSN, Inc., Ticketmaster Entertainment, Inc. and Tree.com, Inc. (each, a “Spinco” and collectively, the “Spincos”).  The spin-offs were effective following the close of the market on August 20, 2008.

Our common stock is listed on The NASDAQ Stock Market under the symbol “IILG.” On March 8, 2010, the last sale price of our common stock as reported on The NASDAQ Stock Market was $15.39 per share.

We will not receive any of the proceeds from the sale of the shares of common stock covered by this prospectus. We will, however, receive proceeds on exercise of outstanding options for shares of common stock covered by this prospectus if the options are exercised for cash.

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 9, 2010.

This prospectus describes the businesses of ILG as though they were its businesses for all historical periods described. However, ILG was formed in May 2008 and had not conducted any operations prior to such businesses being transferred to ILG prior to the spin-off in August 2008. References in this prospectus to the historical assets, liabilities, products, businesses or activities of the businesses of ILG are intended to refer to the historical assets, liabilities, products, businesses or activities of the relevant businesses as those businesses were conducted as part of IAC prior to the spin-off. Following the spin-off, ILG became a separate, publicly traded company, and IAC has no continuing stock ownership in ILG. The historical consolidated financial information of ILG as part of IAC contained in this prospectus is not necessarily indicative of its future financial position, future results of operations or future cash flows, nor does it reflect what the financial position, results of operations or cash flows of ILG would have been had it been operated as a stand-alone company during the periods presented.

You should rely only on the information contained in, and incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from or in addition to that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in, and incorporated by reference into, this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this prospectus, the public filings or other public statements of ILG are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of ILG to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or other public statements. Forward-looking statements include the information regarding future financial performance, business prospects and strategy, including the realization of anticipated benefits of the spin-off, anticipated financial position, liquidity and capital needs and other similar matters, in each case relating to ILG.

Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts. You should understand that the following important factors could affect future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

•                  changes in economic conditions generally or in any of the markets or industries in which we operate;

•                  adverse changes to, or interruptions in, relationships with third parties;

•                  lack of available financing for, or insolvency of, developers;

•                  decreased demand from prospective purchasers of vacation interests;

•                  changes in our senior management;

•                  future regulatory and legislative actions and conditions affecting us, including:

•                  the promulgation of new, and/or the amendment of existing laws, rules and regulations applicable to us and our businesses; and

•                  changes in the application or interpretation of existing laws, rules and regulations in the case of our businesses. In each case, laws, rules and regulations include, among others, those relating to sales, use, value- added and other taxes, vacation ownership, rental and exchange, consumer protection and privacy, intellectual property, and e-commerce;

•                  competition from other companies;

•                  the effects of our significant indebtedness and our compliance with the terms thereof;

•                  adverse events or trends in key vacation destinations;

•                  failure to comply with existing laws;

•                  the ability to offer new or alternative products and services in a cost-effective manner and customer acceptance of these products and services;

•                  our ability to expand successfully in international markets and manage risks specific to international operations;

•                  third-party claims alleging infringement of intellectual property rights by us or our businesses, which could result in the expenditure of significant financial and managerial resources, injunctions or the imposition of damages, as well as the need to enter into formal licensing or other similar arrangements with such third parties, which may or may not be available on favorable terms (if at all); and

•                  travel advisories relating to epidemics or pandemics, natural disasters, acts of terrorism, war or political instability.

Certain of these factors and other factors, risks and uncertainties are referred to in the “Risk Factors” section of this prospectus. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond our control.

You should consider the areas of risk described above, as well as those set forth under the heading “Risk Factors” in this prospectus and in other filings that we make with the Securities and Exchange Commission, or SEC, in connection with considering any forward-looking statements that may be made by us generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we do not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

PROSPECTUS SUMMARY

This summary highlights selected information from elsewhere in this prospectus and may not contain all the information that may be important to you. Accordingly, you are encouraged to read carefully the entire prospectus, including “Risk Factors” and our financial statements and the notes thereto included in our filings with the Securities and Exchange Commission incorporated into this prospectus by reference.

Except as otherwise indicated or unless the context otherwise requires, (i) “Spinco” refers to any of HSNi, ILG, Ticketmaster and Tree.com and their respective subsidiaries, (ii) “Spincos” refers to all of the foregoing collectively, (iii) “IAC/InterActiveCorp” and “IAC” refer to IAC/InterActiveCorp and its consolidated subsidiaries other than, for all periods following the spin-offs, the Spincos, (iv) “HSNi” refers to HSN, Inc., (v) “ILG,” the “Company,” “we,” “our” or “us” refers to Interval Leisure Group, Inc. and, unless the context otherwise requires, our subsidiaries, (vi) “Tree.com” refers to Tree.com, Inc. and (vii) “Spin-Off,” “spin-off” or “distribution” refers to the distribution by IAC of the common stock of ILG, the “spin-offs,” the “distributions” or the “separation” refers collectively to the distribution by IAC of the common stock of ILG and the other Spincos, as more fully described in this prospectus.

Business of ILG

ILG is a leading global provider of membership and leisure services to the vacation industry. We operate in two business segments: Interval and Aston. Our principal business segment, Interval, makes available vacation ownership membership services to the individual members of its exchange networks, as well as related services to developers of vacation resorts. Aston, our other business segment, was acquired in May 2007 and provides hotel and resort management and vacation rental services to both vacationers and vacation property/hotel owners predominantly in Hawaii.

Company Information

ILG was incorporated under the laws of the State of Delaware in May 2008. Our principal offices are located at 6262 Sunset Drive, Miami, FL 33143. Our main telephone number is 305-666-1861. Our website address is www.iilg.com.  Information contained on our website is not deemed part of this prospectus.

RISK FACTORS

Investing in our common stock involves significant risks. Before you invest in our common stock, in addition to the other information contained in this prospectus, you should carefully consider the risks and uncertainties identified in our reports to the SEC incorporated by reference into this prospectus, including under the heading “Risk Factors” in our annual reports on Form 10-K and quarterly reports on Form 10-Q. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our Amended and Restated Certificate of Incorporation or by-laws, as amended. The summary is qualified by reference to these documents, which you must read for complete information on our capital stock. Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are included as exhibits to the registration statement on Form S-3, of which this prospectus is a part.

Distributions of Securities

In the past three years, we have not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities that were not registered under the Securities Act.

Common Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, and the preferred stock described below.

Shares Outstanding.  As of January 1, 2010 we had issued and outstanding approximately 56.5 million shares of common stock, par value $0.01 per share.

Dividends.  Subject to prior dividend rights of the holders of any preferred shares, holders of our shares of common stock are entitled to receive dividends when, as and if declared by its board of directors out of funds legally available for that purpose.

Voting Rights.  Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of common stock do not have cumulative voting rights. In other words, a holder of a single share of our common stock cannot cast more than one vote for each position to be filled on our board of directors.

Other Rights.  In the event of any liquidation, dissolution or winding up of ILG after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. Shares of common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of common stock are not currently entitled to preemptive rights.

Preferred Stock

ILG is authorized to issue up to 25,000,000 shares of preferred stock, par value $.01 per share. To date, our Board of Directors has designated 100,000 of the shares of authorized preferred stock as Series A Junior Participating Preferred Stock in connection with our shareholder rights plan, which is described in greater detail under “Rights Plan.” As of January 1, 2010, no shares of our preferred stock are outstanding.

Our board of directors, without further action by the holders of our common stock, may issue shares of preferred stock. The board of directors is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of ILG through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock. Other than the shareholder rights plan, there are no current agreements or understandings with respect to the issuance of preferred stock and the board of directors does not have a present intention to issue any shares of preferred stock.

Rights Plan

Holders of our common stock own one right to purchase Series A Junior Participating Preferred Stock for each outstanding share of common stock. These rights are issued pursuant to a stockholder rights plan established pursuant to a Rights Agreement, dated as of June 10, 2009, between us and the Bank of New York Mellon, as Rights Agent. Upon the occurrence of certain events, each right would entitle the holder to purchase from us one one-thousandth of a share of Series B Junior Participating Preferred Stock at an exercise price of $50.00 per one-thousandth of a share, subject to adjustment. The rights are exercisable in certain circumstances if a person or group acquires 15% or more of our common stock or if the holder of 15% or more of our common stock engages in certain transactions with us. In that case, each right would be exercisable by each holder, other than the acquiring person, to purchase shares of our common stock at a substantial discount from the market price. In addition, if, after the date that a person has become the holder of 15% or more of our common stock, any person or group merges with us or engages in certain other transactions with us, each right entitles the holder, other than the acquirer, to purchase common stock of the surviving corporation at a substantial discount from the market price. The rights are subject to redemption by us in certain circumstances. These rights have no voting or dividend rights and, until exercisable, cannot trade separately from our common stock and have no dilutive effect on our earnings. The rights plan provides certain exceptions for Liberty Media in accordance with an agreement entered into with us in connection with our spin-off from IAC/InterActiveCorp. Our rights plan expires on June 10, 2019.

Restrictions on Payment of Dividends

ILG is incorporated in Delaware and is governed by Delaware law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Section 203 of the Delaware General Corporation Law

Section 203 (“Section 203”) of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an “interested stockholder.” Generally, an “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of a Delaware corporation. This provision, if applicable, prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors before the stockholder became an interested stockholder, (2) the interested stockholder acquired at least 85% of the voting power (as calculated pursuant to Section 203) of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the outstanding voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply in certain circumstances, including if the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. If such a provision is adopted by an amendment to the corporation’s certificate of incorporation, the amendment will be effective immediately if, among other requirements, the corporation has never had a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. If this and other requirements are not satisfied, the amendment will not be effective until 12 months after its adoption and will not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption.

In accordance with Section 203, the restrictions on certain business combinations in Section 203 do not apply in respect of ILG.

Anti-takeover Effects of the Certificate of Incorporation and By-laws of ILG and Delaware Law

Some provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and certain provisions of Delaware law could make the following more difficult:

•                  acquisition of ILG by means of a tender offer;

•                  acquisition of ILG by means of a proxy contest or otherwise; or

•                  removal of incumbent officers and directors of ILG.

Size of Board and Vacancies

Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide that the number of directors on our board of directors will be fixed exclusively by the board of directors. Newly created directorships resulting from any increase in the authorized number of directors will be filled by a majority of the directors then in office, provided that a majority of the entire board of directors, or a quorum, is present and any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of the remaining directors in office, even if less than a quorum is present.

Elimination of Stockholder Action by Written Consent

Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws expressly eliminate the right of stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Stockholder Meetings

Under our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, stockholders are not entitled to call special meetings of stockholders; only a majority of our board of directors or specified individuals may call such meetings.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Amended and Restated By-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In particular, stockholders must notify the corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our Amended and Restated By-laws. To be timely, the notice must be received at our principal executive office not later than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be delivered no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Moreover, in the event that the number of directors to be elected to the board of directors is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased board of directors at least 55 days prior to the first anniversary of the date on which we first mailed its proxy materials for the preceding year’s annual meeting of stockholders, the stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the corporate secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

Undesignated Preferred Stock

The authorization in our Amended and Restated Certificate of Incorporation with respect to the issuance of undesignated preferred stock makes it possible for the our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of ILG. The provision in our Amended and Restated Certificate of Incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of ILG’s management.

NASDAQ Listing

Shares of our common stock are listed on The NASDAQ Stock Market under the ticker symbol “IILG.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services. Their address is 480 Washington Blvd., Jersey City, New Jersey 07310.

Resale of ILG Common Stock

As security holders, you are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of our securities by you. In addition, if you are deemed an “affiliate” of ILG (as defined in Rule 405 of the Securities Act), the securities offered hereby may be deemed “restricted securities” (as defined in Rule 144 under the Securities Act) notwithstanding their registration under the registration statement on Form S-3, of which this prospectus is a part. As a result you will not be able to sell the securities offered hereby absent an effective registration statement covering such sales or an available exemption from registration under the Securities Act.

DESCRIPTION OF THE PLANS

2008 Stock and Annual Incentive Plan

Introduction

ILG has adopted the Interval Leisure Group, Inc. 2008 Stock and Annual Incentive Plan, as amended. The purpose of the plan is to assist ILG in attracting, retaining and motivating officers and employees, and to provide ILG with the ability to provide incentives more directly linked to the profitability of our businesses and increases in stockholder value. In addition, the plan provides for the assumption of awards pursuant to the adjustment of certain awards granted prior to the spin-off under the plans of IAC and its subsidiaries.

Description

The Stock and Annual Incentive Plan contains important features that are summarized below.

Administration

The Stock and Annual Incentive Plan is administered by the Compensation and Human Resources Committee or such other committee of the Board as the ILG Board of Directors may from time to time designate (the “Committee”). Among other things, the Committee has the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of ILG common stock to be covered by each award, and to determine the terms and conditions of any such awards.

Eligibility

In addition to individuals who hold outstanding adjusted awards, persons who serve or agree to serve as officers, employees, non-employee directors or consultants of ILG and its subsidiaries and affiliates are eligible to be granted awards under the Stock and Annual Incentive Plan (other than adjusted awards that are assumed in connection with the spin-offs).

Shares Subject to the Plan

The Stock and Annual Incentive Plan authorizes the issuance of up to 5,000,000 shares of ILG common stock pursuant to new awards under the plan, plus shares to be granted pursuant to the assumption of outstanding adjusted awards. No single participant may be granted awards covering in excess of 3,333,333 shares of ILG common stock over the life of the Stock and Annual Incentive Plan.

The shares of ILG common stock subject to grant under the Stock and Annual Incentive Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time to time by the ILG Board. Other than adjusted awards, to the extent that any award is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of ILG common stock subject to such awards not delivered as a result thereof will again be available for awards under the plan. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares of ILG common stock (by either actual delivery or by attestation), only the number of shares of ILG common stock issued net of the shares of ILG common stock delivered or attested to will be deemed delivered for purposes of the limits in the plan. To the extent any shares of ILG common stock subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to such award, such shares of ILG common stock will not generally be deemed to have been delivered for purposes of the limits set forth in the plan.

In the event of certain extraordinary corporate transactions, the Committee or the ILG Board will be able to make such substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan, (2) the various maximum limitations set forth in the plan, (3) the number and kind of shares or other securities subject to outstanding awards; and (4) the exercise price of outstanding options and stock appreciation rights.

As indicated above, several types of stock grants can be made under the Stock and Annual Incentive Plan. A summary of these grants is set forth below. The Stock and Annual Incentive Plan governs options and restricted stock units that converted from IAC options and IAC restricted stock units in connection with the spin-offs, as well as other award grants made following the spin-offs pursuant to such plans. Notwithstanding the foregoing, the terms that governed IAC options and IAC restricted stock units that converted into options and restricted stock units of ILG in connection with the spin-offs continue to govern such options and restricted stock units to the extent inconsistent with the terms described below.

Stock Options and Stock Appreciation Rights

Stock options granted under the Stock and Annual Incentive Plan may either be incentive stock options or nonqualified stock options. Stock appreciation rights granted under the plan may either be granted alone or in tandem with a stock option. The exercise price of options and stock appreciation rights cannot be less than 100% of the fair market value of the stock underlying the options or stock appreciation rights on the date of grant. Optionees may pay the exercise price in cash or, if approved by the Committee, in ILG common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The term of options and stock appreciation rights will be as determined by the Committee, but an ISO may not have a term longer than ten years from the date of grant. The Committee will determine the vesting and exercise schedule of options and stock appreciation rights, and the extent to which they will be exercisable after the award holder’s employment terminates. Generally, unvested options and stock appreciation rights terminate upon the termination of employment, and vested options and stock appreciation rights will remain exercisable for one year after the award holder’s death, disability or retirement, and 90 days after the award holder’s termination for any other reason. Vested options and stock appreciation rights will also terminate upon the optionee’s termination for cause (as defined in the plan). Stock options and stock appreciation rights are transferable only by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order or in the case of nonqualified stock options or stock appreciation rights, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the participant’s family members, to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

Restricted Stock

Restricted stock may be granted with such restriction periods as the Committee may designate. The Committee may provide at the time of grant that the vesting of restricted stock will be contingent upon the achievement of applicable performance goals and/or continued service. In the case of performance-based awards that are intended to qualify under Section 162(m)(4) of the Internal Revenue Code of 1986, as amended, (i) such goals will be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total shareholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing-spending efficiency, core non-interest income, change in working capital, return on capital and/or stock price, with respect to ILG or any subsidiary, division or department of ILG. Such performance goals also may be based upon the attaining of specified levels of ILG, subsidiary, affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries. Performance goals based on the foregoing factors are hereinafter referred to as “Performance Goals.” The terms and conditions of restricted stock awards (including any applicable Performance Goals) need not be the same with respect to each participant. During the restriction period, the Committee may require that the stock certificates evidencing restricted shares be held by ILG. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and is forfeited upon termination of employment, unless otherwise provided by the Committee. Other than such restrictions on transfer and any other restrictions the Committee may impose, the participant will have all the rights of a stockholder with respect to the restricted stock award.

Restricted Stock Units

The Committee may grant restricted stock units payable in cash or shares of ILG common stock, conditioned upon continued service and/or the attainment of Performance Goals determined by the Committee. The terms and conditions of restricted stock unit awards (including any Performance Goals) need not be the same with respect to each participant.

Other Stock-Based Awards

Other awards of ILG common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, ILG common stock, including (without limitation), unrestricted stock, dividend equivalents and convertible debentures, may be granted under the plan.

Bonus Awards

Bonus awards granted to eligible employees of ILG and its subsidiaries and affiliates under the Stock and Annual Incentive Plan will be based upon the attainment of the Performance Goals established by the Committee for the plan year or such shorter performance period as may be established by the Committee. Bonus amounts earned by any individual will be limited to $10 million for any plan year, pro rated (if so determined by the Committee) for any shorter performance period. Bonus amounts will be paid in cash or, in the discretion of ILG, in ILG common stock, as soon as practicable following the end of the plan year. The Committee may reduce or eliminate a participant’s bonus award in any year notwithstanding the achievement of Performance Goals.

Change in Control

In the event of a Change of Control (as defined in the Stock and Annual Incentive Plan), the Committee will have the discretion to determine the treatment of awards granted under the Stock and Annual Incentive Plan, including providing for the acceleration of such awards upon the occurrence of the Change of Control and/or upon a qualifying termination of employment (e.g., without cause or for good reason) following the Change of Control.

Amendment and Discontinuance

The Stock and Annual Incentive Plan may be amended, altered or discontinued by the ILG Board, but no amendment, alteration or discontinuance may impair the rights of an optionee under an option or a recipient of an SAR, restricted stock award, restricted stock unit award or bonus award previously granted without the optionee’s or recipient’s consent. Amendments to the Stock and Annual Incentive Plan will require stockholder approval to the extent such approval is required by law or agreement.

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the federal income tax rules that are generally relevant to stock options. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

Nonqualified Options.  Upon the grant of a nonqualified option, the optionee will not recognize any taxable income and IAC will not be entitled to a deduction. Upon the exercise of such an option or related SAR, the excess of the fair market value of the shares acquired on the exercise of the option or SAR over the exercise price or the cash paid under an SAR (the “spread”) will constitute compensation taxable to the optionee as ordinary income. ILG, in computing its U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee, subject to the limitations of Code Section 162(m).

ISOs.  An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and, thereby, may subject the optionee to the alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay such tax.

Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO, after the later of (i) two years from the date of grant of the ISO or (ii) one year after the transfer of the shares to the optionee (the “ISO Holding Period”), the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock’s selling price and the exercise price. ILG is not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied. Different rules apply if the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period.

Deferred Compensation Plan for Non-Employee Directors

Under ILG’s Deferred Compensation Plan for Non-Employee Directors, non-employee directors are able to defer all or a portion of their Board and Board Committee fees. Eligible directors who defer all or any portion of these fees can elect to have such fees applied to the purchase of share units, representing the number of shares of ILG common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on ILG common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to be a member of the ILG board of directors, he or she will receive (i) with respect to share units, such number of shares of ILG common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.  We have reserved up to 100,000 shares for issuance under this plan.

PLAN OF DISTRIBUTION

Shares offered hereby will be issued upon exercise or vesting of awards issued pursuant to ILG’s 2008 Stock and Annual Incentive Plan, as amended, and under ILG’s Deferred Compensation Plan for Non-Employee Directors, as amended.  These plans are described above.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of our common stock upon vesting of restricted stock units under the 2008 Stock and Annual Incentive Plan or from the issuance of any shares under the Deferred Compensation Plan for Non-Employee Directors. Any proceeds received by us from the exercise of the stock options covered by the Stock and Annual Incentive Plan will be used for general corporate purposes.

LEGAL MATTERS

The validity of the shares of our common stock issuable under ILG’s 2008 Stock and Annual Incentive Plan, as amended, and ILG’s Deferred Compensation Plan for Non-Employee Directors, as amended, and issued in the spin-off were passed upon by the General Counsel of IAC/InterActiveCorp. Certain tax matters were passed upon by Wachtell, Lipton, Rosen & Katz.

EXPERTS

The consolidated financial statements of ILG appearing in ILG’s Annual Report on Form 10-K for the year ended December 31, 2008 (including schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a post-effective amendment on Form S-3, including exhibits, to our registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus is a part of the post-effective amendment, but does not contain all of the information included in the post-effective amendment or the exhibits thereto. You should refer to the registration statement, including its amendments, supplements, exhibits and schedules, for further information about us and our common stock. Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and, if the contract or document is filed as an exhibit to a registration statement, is qualified in all respects by reference to the relevant exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement, including the post-effective amendment on Form S-3, and our other filings with the SEC are available to the public over the Internet on the SEC’s website at www.sec.gov. You may read and copy any filed document at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices in New York at 233 Broadway, New York, New York 10279 and in Chicago at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus.

•                  Our Annual Report on Form 10-K for the year ended December 31, 2008;

•                  Our Quarterly Reports on Form 10-Q filed with the SEC on May 14, 2009, August 11, 2009 and November 13, 2009;

•                  Our Current Reports on Form 8-K filed with the SEC on January 5, 2009, March 30, 2009, June 11, 2009 and June 19, 2009;

•                  The description of our Rights Agreement contained in our registration statement on Form 8-A filed with the SEC on June 11, 2009, including any amendments or reports filed for the purpose of updating such description;

•                  The description of our common stock contained in our registration statement on Form 8-A (File No. 001-34062) filed with the SEC, including any amendments or reports filed for the purpose of updating such description; and

•                  All filings we make with the SEC pursuant to the Exchange Act after the date of the initial registration statement, of which this prospectus is a part, including those prior to the effectiveness of the registration statement.

Our filings with the SEC are also available on our website www.iilg.com.  However, we are not incorporating the information on our website other than the filings described above into this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Interval Leisure Group, Inc.
6262 Sunset Drive
Miami, Florida 33143
Attn: Victoria J. Kincke, General Counsel
Telephone: (305) 666-1861